Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Beta Bionics, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	11,500,000	$17.00	$195,500,000	0.00015310	$29,931

	Total Offering Amounts					$195,500,000	—	$29,931

	Total Fees Previously Paid							$21,128(4)

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$8,803

(1)	Includes 1,500,000 additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, (the Securities Act).
(3)	Calculated pursuant to Rule 457(a) under the Securities Act.
(4)

The Registrant previously paid a registration fee of $15,310 and $5,818 in connection with the filings of this Registration Statement on Form S-1, as amended, on January 6, 2025 and January 22, 2025, respectively.